Exhibit 11

                 PULASKI FURNITURE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                               November 1,      November 2,      November 3,
                                   1998             1997            1996
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Numerator:
  Net Income (loss)               $6,397,397      $(2,422,844)     $4,308,067
  Numerator for
     dilutive earnings per
     share-income available
     available to common
     shareholders after
     assumed conversions          $6,397,397      $(2,422,844)     $4,308,067
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Denominator:
  Denominator for basic
     earnings per share-
     weighted average shares       2,819,838        2,789,628       2,838,836

Effect or dilutive
securities:
     Employee stock options            7,890          -------           4,164
     Stock purchase plan              12,348          -------          15,303
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  Denominator for
     dilutive earnings per
     share-adjusted weighted
     average shares after          2,840,076        2,789,628       2,858,303
     assumed conversions
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Basic earnings (loss) per             $ 2.27           $ (.87)         $ 1.52
  share
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Dilutive earnings (loss) per
  share                               $ 2.25           $ (.87)         $ 1.51
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